Exhibit 99.1

MathStar, Inc. Announces Exercise of Over-Allotment Option by Underwriter of
Initial Public Offering

          MINNETONKA, Minn., Dec. 2 /PRNewswire-FirstCall/ -- MathStar, Inc. (Nasdaq: MATH) today announced that Feltl and Company, the underwriter of its initial public offering, has exercised in full its over-allotment option to purchase 600,000 additional shares of common stock at an initial public offering price of $6.00 per share.  The closing of the purchase of the over- allotment shares is schedule to take place on December 7, 2005, resulting in additional net proceeds to MathStar of approximately $3.3 million, after the payment of commissions and expenses.

          The common stock offering may be made only by means of a prospectus, copies of which may be obtained by contacting Feltl and Company, 225 South Sixth Street, 42nd Floor, Minneapolis, Minnesota  55402.

          A registration statement relating to these securities was declared effective by the U. S. Securities and Exchange Commission on October 26, 2005. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

          About MathStar
          MathStar designs, develops and markets a new class of semiconductor integrated circuit, or chip, it calls field programmable object arrays, or FPOAs.  MathStar is headquartered in Minnetonka, Minnesota, with a facility in Portland, Oregon.

          Forward-Looking Statements
          Statements in this press release, other than historical information, may be “forward-looking” in nature within the meaning of Section 21E the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and assumptions.  These statements are based on management’s current expectations, estimates and projections about MathStar and its industry and include, but are not limited to, MathStar’s need for and the availability of future financing, the timing and market acceptance of its product introductions, the quality of its FPOAs, MathStar’s ability to develop effective design tools, its reliance on third-party contractors, competition, MathStar’s ability to protect its intellectual property, its reliance on contracts and relationships with the United States government, its reliance on existing management, the demands of becoming a publicly-held company, MathStar’s ability to address the material weaknesses in its internal controls on a timely basis, and the other factors disclosed in MathStar’s filings with the U.S. Securities and Exchange Commission.  MathStar undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

SOURCE  MathStar, Inc.
          -0-                                        12/02/2005
          /CONTACT:  Douglas M. Pihl or James W. Cruckshank, both of MathStar, Inc., +1-952-746-2200, or info@mathstar.com /
          /Web site:  http://www.mathstar.com /
          (MATH)